UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Morningstar, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2009 Annual Meeting
and
Proxy Statement

	Letter from Joe Mansueto, CEO & Chairman
	Notice of Annual Meeting
	Proxy Statement
01	Questions and Answers About the Annual Meeting and the Proxy Materials	23	Compensation Committee Interlocks and Insider Participation

04	Proposal 1: Election of Directors	24	Executive Compensation

06	Proposal 2: Approval of the Morningstar, Inc. Incentive Plan	27	Equity Compensation Plan Information
		28	Audit Committee Report
09	Proposal 3: Ratification of Appointment of Independent
	Registered Public Accounting Firm	30	Principal Accounting Firm Fees

10	Board of Directors and Corporate Governance	31	Certain Relationships and Related Party
			Transactions
15	Security Ownership of Certain Beneficial Owners and
	Management	32	Section 16(a) Beneficial Ownership Reporting
			Compliance
17	Compensation Discussion and Analysis
		32	Shareholder Proposals or Nominations
23	Compensation Committee Report
		33	Obtaining Our Financial Statements

		33	Communicating With Us

		34	Appendix A: Morningstar, Inc. Incentive Plan

April 9, 2009

Dear Shareholder:

We will hold our 2009 Annual Shareholders’ Meeting at 9:00 a.m. local time on Tuesday, May 19, 2009 at our corporate headquarters at 22 West Washington Street in Chicago, Illinois. We look forward to your participation, either in person or by proxy.

The agenda for this year’s meeting includes the election of directors, approval of the Morningstar, Inc. Incentive Plan, and ratification of the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote to elect each of the director nominees, to approve the Morningstar, Inc. Incentive Plan, and to ratify the appointment of our independent registered public accounting firm. Please refer to the proxy statement for detailed information on each of the proposals and the meeting.

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted on at the meeting. The election of each director nominee, the proposal to approve the Morningstar, Inc. Incentive Plan, and the proposal to ratify the appointment of our independent registered public accounting firm will each require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

If you have any questions concerning the meeting or the proposals, please contact our Investor Relations department at (312) 696-6621. For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, LLC, through its Web site at www.computershare.com/contactUS or by phone at (866) 303-0659 (within the United States and Canada) or (312) 588-4659 (outside the United States and Canada). You can view your Morningstar stock holdings electronically and perform other transactions by enrolling in Computershare’s Investor Center at www.computershare.com.

Sincerely,

Joe Mansueto
Chairman of the Board and Chief Executive Officer

Morningstar, Inc.
Notice of Annual Shareholders’ Meeting
To be held on May 19, 2009

Dear Shareholder:

You are cordially invited to attend our 2009 Annual Shareholders’ Meeting, which will be held at 9:00 a.m. local time on Tuesday, May 19, 2009 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602.

We are holding the annual meeting for the following purposes:

• To elect a board of directors to hold office until the next annual shareholders’ meeting or until their respective successors have been elected or appointed.

• To approve the Morningstar, Inc. Incentive Plan.

• To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year.

• To transact other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

The proxy statement, which follows this notice, fully describes these items. We have not received notice of other matters to be presented at the annual meeting.

You may vote at the annual meeting and any postponements or adjournments of the meeting if you were a shareholder of record as of the close of business on March 23, 2009, the record date for the meeting. For 10 days prior to the annual meeting, a list of shareholders entitled to vote will be available for inspection at our principal executive offices, 22 West Washington Street, Chicago, Illinois 60602.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. For further details, see How do I vote? on page two.

Richard E. Robbins
General Counsel and Corporate Secretary
Chicago, Illinois
April 9, 2009

Proxy Statement

Our Board of Directors (the Board) solicits your proxy for the 2009 Annual Shareholders’ Meeting to be held at 9:00 a.m. local time on Tuesday, May 19, 2009 at our corporate headquarters at 22 West Washington Street in Chicago, Illinois 60602 and at any postponement or adjournment of the meeting, for the purposes set forth in the Notice of Annual Shareholders’ Meeting included with this proxy statement. We made copies of this proxy statement available to shareholders beginning on April 9, 2009.

Questions and Answers About the
Annual Meeting and the Proxy Materials

Where is the annual meeting?

We will hold the annual meeting at 9:00 a.m. local time on Tuesday, May 19, 2009 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602. When you arrive in the lobby, check in at the security desk and take the elevator directly to the seventh floor to reach the auditorium. You will need to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the appropriate location. We will not permit cameras or other recording devices in the auditorium.

Why did I receive a notice in the mail regarding Internet availability of proxy materials this year instead of a full set of proxy materials?

We are now providing access to our proxy materials over the Internet. On April 9, 2009 we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners. The Notice explains how you may access the proxy materials on the Internet and how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting printed materials included in the Notice.

What will shareholders vote on at the annual meeting?

Shareholders will elect the Board to serve until our next annual meeting and be asked to approve the Morningstar, Inc. Incentive Plan (the Incentive Plan) and to ratify the appointment of Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for this year. We do not expect any other matters to be presented at the meeting. If other matters are properly presented for voting at the meeting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the annual meeting?

Shareholders of record as of the close of business on March 23, 2009 are entitled to vote at the meeting. On that date, there were 47,547,960 outstanding shares of common stock.

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

Morningstar, Inc. 2009 Proxy Statement   01

How many votes are required to elect directors and adopt proposals?

The election of each director nominee, approval of the Incentive Plan, and ratification of the appointment of Ernst & Young as our independent registered public accounting firm each require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote. A majority of the shares entitled to vote on a matter, whether present in person or by proxy, will constitute a quorum for consideration of that matter at the meeting.

How many votes am I entitled to per share?

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted upon at the meeting.

How do I vote?

If you are a shareholder of record, you may vote in person at the meeting. If you do not wish to vote in person or if you will not be attending the meeting, you may vote by telephone, or over the Internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested a printed copy of the proxy materials by mail, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials.

If you are a beneficial owner of shares and you wish to vote in person at the meeting, you must obtain a legal proxy from your broker, bank, or other shareholder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting. If you do not wish to vote in person or if you will not be attending the meeting, you may vote by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received from the shareholder of record of your shares. If you received a printed copy of the proxy materials by mail, you should have received a proxy card and voting instructions from the shareholder of record of your shares.

If you are a shareholder of record and submit a signed proxy card but do not fill out the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

• FOR the election of the director nominees listed in Proposal 1: Election of Directors.

• FOR approval of the Morningstar, Inc. Incentive Plan.

• FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year.

What is the effect if I abstain from voting on a matter or my broker withholds my vote?

For the election of directors, approval of the Incentive Plan, ratification of the appointment of Ernst & Young as our independent registered public accounting firm, and for the purpose of determining whether the shareholders have approved other matters, abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

Should I submit a proxy even if I plan to attend the annual meeting?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you attend the meeting and are a shareholder of record, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the meeting.

Morningstar, Inc. 2009 Proxy Statement   02

Can I revoke my proxy?

You may revoke your proxy at any time prior to the completion of voting at the meeting by voting in person at the meeting or by delivering instructions prior to the meeting by mail to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. If you are a beneficial owner, you must contact your broker, bank, or other holder of record to revoke any prior voting instructions.

Who will bear the cost of soliciting votes for the annual meeting?

We will bear the expense of soliciting proxies. Our directors, officers, and other employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. They will not be compensated for soliciting proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy material to the beneficial owners of the stock, and we must reimburse those brokers and nominees for the expenses of doing so in accordance with applicable statutory fee schedules.

Will a replay of the annual meeting be available?

If you miss the meeting, you can view a videotaped replay at http://www.corporate.morningstar.com until November 30, 2009.

Morningstar, Inc. 2009 Proxy Statement   03

_____________________________________________________

Proposal 1:
Election of Directors

Our nominees for election as directors include six independent directors, as defined in the applicable rules for companies traded on the Nasdaq Global Select Market (NASDAQ), and two members of our senior management team. Each director serves a one-year term, as described below, with all directors subject to annual election.

At the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each person listed below to serve as a director for the term beginning at the annual meeting on May 19, 2009 and ending with the annual meeting to be held in 2010 or until his or her successor, if any, is elected or appointed. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee.

If any director nominee is unable or unwilling to stand for election at the time of the annual meeting, the persons named as proxies may vote either for a substitute nominee designated by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

The Board recommends that you vote FOR the election of each of the following nominees.

Name	Age	Position
Joe Mansueto	52	Chairman of the Board and Chief Executive Officer
Don Phillips	46	Managing Director; President, Fund Research; and Director
Cheryl Francis	55	Director
Steve Kaplan	49	Director
Bill Lyons	53	Director
Jack Noonan	61	Director
Frank Ptak	65	Director
Paul Sturm	62	Director

Joe Mansueto

Joe Mansueto founded Morningstar in 1984. He has served as our chairman since our inception, and as our chief executive officer from inception to 1996 and from 2000 to the present. He holds a bachelor’s degree in business administration from The University of Chicago and a master’s degree in business administration from The University of Chicago Booth School of Business.

Don Phillips

Don Phillips has been one of our managing directors since 2000 and in 2009 became president of fund research. He is responsible for overseeing our research on mutual funds, exchange-traded funds, and alternative investments. He joined us in 1986 as our first analyst. He served as our vice president and publisher from 1991 to 1996, as our president from 1996 to 1998, and as our chief executive officer from 1998 to 2000. He has served on the Board since August 1999. He also serves on the board of directors for Morningstar Japan. He holds a bachelor’s degree in English from the University of Texas and a master’s degree in American literature from The University of Chicago.

Morningstar, Inc. 2009 Proxy Statement   04

Cheryl Francis

Cheryl Francis was elected to the Board in July 2002. She has been co-chairman, Corporate Leadership Center, since August 2008 and vice-chairman from 2002 to August 2008. She has been an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. She currently serves as a member of the board of directors of HNI Corporation and Hewitt Associates, Inc., as well as a trustee for Cornell University. She holds a bachelor’s degree from Cornell University and a master’s degree in business administration from The University of Chicago Booth School of Business.

Steve Kaplan

Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1988, he has been a professor at The University of Chicago Booth School of Business where he currently is the Neubauer Family Professor of Entrepreneurship and Finance. He holds a bachelor’s degree in applied mathematics and economics from Harvard College and a Ph.D. in business economics from Harvard University. He also serves on the board of trustees of the Columbia Acorn Funds where he is a member of the governance, compliance, and performance committees.

Bill Lyons

Bill Lyons was appointed to the Board in September 2007. He served as president and chief executive officer of American Century Companies, Inc., an investment management company, from September 2000 until his retirement in March 2007. From 1987 to 2000, he served in other capacities at American Century Companies, Inc., including as general counsel and chief operating officer. He holds a bachelor’s degree in history from Yale University and a juris doctor degree from Northwestern University School of Law.

Jack Noonan

Jack Noonan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1992, he has served as president and chief executive officer of SPSS Inc., a software company specializing in predictive analytics, where he also currently serves as chairman of the board of directors.

Frank Ptak

Frank Ptak was appointed to the Board in February 2007. He has been president and chief executive officer of Marmon Holdings, Inc. (a Berkshire Hathaway Company), a diverse manufacturing and service organization comprising approximately 130 business units, since January 2006, where he also serves on the board of directors. From 1996 to 2005, he served as vice chairman of Illinois Tool Works Inc., a diversified manufacturer of industrial systems and components. He received a bachelor of science in commerce from DePaul University.

Paul Sturm

Paul Sturm served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. He is a private investor and wrote a monthly column on investing for Smart Money magazine between 1992 and 2006. From 1985 to 1989, he was assistant managing editor at Business Week. From 1980 until 1985, he held a similar position at Forbes. Prior to that, he worked as a business writer for a variety of publications based in New York, Washington, and London. He holds a bachelor’s degree in economics from Oberlin College and a master’s degree in journalism from Columbia University. He received a juris doctor degree from Georgetown University Law Center.

Morningstar, Inc. 2009 Proxy Statement   05

_____________________________________________________

Proposal 2:

Approval of the Morningstar, Inc. Incentive Plan

The Morningstar, Inc. Incentive Plan (the Incentive Plan) is a cash-based incentive program that rewards employees for meeting and exceeding annual performance goals approved by the Compensation Committee. The Incentive Plan was established in 2005 and last amended and restated effective January 1, 2009 to comply with Section 162(m) of the Internal Revenue Code (Section 162(m)).

Section 162(m) precludes publicly traded companies from deducting compensation in excess of $1.0 million paid to “covered employees” (generally, the chief executive officer and the three most highly compensated officers, other than the chief financial officer) other than compensation that is qualified as being “performance-based compensation” under the relevant Internal Revenue Service regulations. Section 162(m) requires that shareholders approve the material terms of the performance goals under which compensation may be paid under a plan in order for the performance-based compensation deduction exception to be available.

Morningstar will first become fully subject to Section 162(m) on May 19, 2009, the date of our annual meeting. We are asking that shareholders approve the Incentive Plan so that we can preserve, to the extent practicable, our ability to deduct compensation payable under the Incentive Plan to our covered employees.

The Board believes adopting the Incentive Plan is in the best interest of our shareholders and recommends that our shareholders approve the Incentive Plan. If the Incentive Plan is not approved by our shareholders, bonuses will not be paid to covered employees or executive officers under the Incentive Plan. The material terms of the Incentive Plan are outlined below and should be reviewed along with the full text of the Incentive Plan, a copy of which is included as Appendix A to this proxy statement.

Eligibility

Only regular full-time and part-time employees are eligible to participate in the Incentive Plan. There are approximately 2,375 individuals who are eligible to participate in the Incentive Plan.

Administration, Amendments, and Termination

The Incentive Plan is administered by the Compensation Committee. The Incentive Plan may be amended or terminated by the Board or Compensation Committee. However, amendments will not be effective without the prior approval of our shareholders if their approval is necessary to qualify amounts paid under the Incentive Plan as performance-based compensation under Section 162(m) or any other applicable law or regulation. No amendment may apply to potential bonuses with respect to a performance period that began before the effective date of the amendment.

Performance Goals

Under the Incentive Plan, participants are eligible to receive annual bonuses based on achieving certain performance goals for each calendar year. With respect to executive officers, the Compensation Committee establishes the performance goals under the Incentive Plan within ninety days after the beginning of each year, provided that the outcome of the performance goals must be substantially uncertain at the time they are established. Performance goals for executive officers are stated as specific amounts of, or specific changes in, one or more financial measures determined by the Compensation Committee. Performance goals may also include operational goals such as: productivity, safety, other strategic objectives, and individual performance. The performance goals need not be the same for different performance periods and for any performance period may be stated: (a) as goals for the company, for one or more subsidiaries, business units, divisions, organizational units, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indexes, or be based on any combination of the foregoing; and (c) separately for one or more participants or business units, or in any combination of the two.

Morningstar, Inc. 2009 Proxy Statement   06

The Compensation Committee must use any one or more of the following financial measures to establish performance goals for executive officers:

• earnings before interest and taxes;

• earnings before interest, taxes, depreciation, and amortization;

• net earnings;

• operating earnings or income;

• earnings growth;

• net income (absolute or compared with growth rates);

• net income per share;

• cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;

• earnings per share;

• return on shareholders’ equity (absolute or compared with a peer group);

• stock price (absolute or compared with a peer group);

• absolute and/or relative return on common shareholders’ equity;

• absolute and/or relative return on capital;

• absolute and/or relative return on assets;

• economic value added (income in excess of cost of capital);

• customer satisfaction;

• expense reduction;

• ratio of operating expense to operating revenue;

• gross revenue or revenue by pre-defined business segment (absolute or compared with growth rates for competitors);

• revenue backlog;

• margins realized on delivered services;

Morningstar, Inc. 2009 Proxy Statement   07

• total shareholder return;

• debt-to-capital ratio; or

• market share.

The Compensation Committee may specify any reasonable definition of the financial measures it uses. The definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; extraordinary, unusual, or non-recurring items; gains or losses on the sale of assets; changes in accounting principles or the application thereof; currency fluctuations, acquisitions, divestitures, or necessary financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other non-operating items.

At the time the Compensation Committee establishes the performance goals, it also establishes a formula or standard for calculating the amount of the bonus payable to each executive officer. A covered employee’s bonus may be decreased, but not increased, in the Compensation Committee’s discretion. In no event can a bonus payable to a covered employee for any year exceed $5.0 million.

Bonus Determination

Within a reasonable time after the end of each year, the Compensation Committee determines, and with respect to covered employees certifies in writing, whether the performance goals established for the year have been met and the extent to which the performance goals may have been exceeded, if applicable. If the Compensation Committee determines, and with respect to covered employees certifies in writing, the performance goals established for the previous year have been satisfied, the Compensation Committee determines the amount of the bonuses payable by the company.

Payment of Bonus

The company determines bonus payments, which are made in cash, as soon as practicable after the Compensation Committee determines the bonus amount. Bonus amounts may be expressed as individual bonuses or as one or more bonus pools, all or a portion of which may be allocated as individual bonuses to individuals employed in one or more business units. Except for participants on a leave of absence of less than three months, participants must be continuously employed by the company for the entire performance period to receive a bonus. If a participant is on a leave of absence for three months or longer, the Compensation Committee will determine whether the leave of absence constitutes a break in continuous employment. Further, if a participant is on a leave of absence on the last day of the performance period, the Compensation Committee may require that the participant return to active employment with the company at the end of the leave of absence as a condition to receiving the bonus payment. The Compensation Committee has the discretion to award pro-rata bonuses for participants who are not employed for an entire year.

Deferral of Bonus

Subject to the Compensation Committee’s approval, participants may elect to defer payment of a bonus by making a deferral election in accordance with applicable law. The Compensation Committee does not allow participants to defer payment of a bonus at this time.

Recommendation of the Board

The Board recommends that you vote FOR the adoption of the Incentive Plan.

Morningstar, Inc. 2009 Proxy Statement   08

_____________________________________________________

Proposal 3:

Ratification of Appointment of Independent
Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the fiscal year ending December 31, 2009. As a matter of good corporate governance, we are asking shareholders to ratify the appointment of Ernst & Young. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders.

See Board of Directors and Corporate Governance—Board Committees and Charters—Audit Committee, Audit Committee Report, and Principal Accounting Firm Fees for additional information pertaining to the Audit Committee, its activity during 2008, and related matters.

Recommendation of the Board

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2009.

Morningstar, Inc. 2009 Proxy Statement   09

_____________________________________________________

Board of Directors and Corporate Governance

We have adopted a set of corporate governance guidelines to allocate duties and authority between the Board and our management team. These guidelines reflect the Board’s commitment to monitor policies and decision-making at both the Board and management levels, with the goal of enhancing shareholder value over the long term. The shareholders elect the Board and vote on extraordinary matters. The Board is the company’s governing body and is responsible for hiring, overseeing, and evaluating management, particularly the chief executive officer. The management team runs the company’s day-to-day operations. Our Board currently consists of eight directors. The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the chief executive officer, as directors. The current Board members include six independent directors and two members of our senior management team.

Independent Directors

Each of our directors, other than Joe Mansueto and Don Phillips, qualifies as independent under NASDAQ requirements. The NASDAQ independence rules preclude a finding of independence if the director is employed by the company or has engaged in various types of business dealings with the company. In reaching its conclusion that each of our non-employee directors is independent, the Board has determined that none of our non-employee directors has a relationship that would interfere with the exercise of his or her independent judgment.

In making this determination, the Board reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they relate to the company. For Cheryl Francis, the Board considered ordinary course transactions between the company and Hewitt Associates, Inc., where she is a member of the board of directors, and ordinary course transactions between the company and the Corporate Leadership Center, where she is co-chairman. For Steve Kaplan, the Board considered ordinary course transactions between the company and Columbia Acorn Funds, where he is a member of the board of trustees, and a charitable contribution of $25 million to be paid over time by Joe Mansueto to support the construction of a new library at the University of Chicago, where Steve is a professor. For Bill Lyons, the Board considered ordinary course transactions between the company and American Century Companies, Inc. and Bill’s equity interest in American Century Companies, Inc., where he served as president and chief executive officer until March 2007. For Jack Noonan, the Board considered ordinary course transactions between the company and SPSS Inc., where he is president, chief executive officer, and chairman of the board of directors. For Frank Ptak, the Board considered that his son, Jeff Ptak, is employed by Morningstar Investment Services, Inc., a wholly owned subsidiary of the company. Other than Paul Sturm’s position as a member of the Board, Paul does not have any relationships involving the company.

The Board has determined that each member of the Audit Committee qualifies as independent under special standards established by the SEC for members of audit committees. The Board has also determined that each Audit Committee member has sufficient knowledge to read and understand the company’s financial statements and to serve on the Audit Committee. Additionally, the Board has determined that Cheryl Francis, the Chair of the Audit Committee, qualifies as an audit committee financial expert under the relevant SEC rules. This designation is a disclosure requirement of the SEC related to Cheryl Francis’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations, or liabilities that are greater than those generally imposed on her as a member of the Audit Committee and the Board. Her designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liabilities of any member of the Audit Committee or the Board.

Board Responsibilities and Structure

The primary responsibilities of the Board are to provide oversight, counseling, and direction to our management team in the long-term interests of the company and our shareholders. The Board’s responsibilities include: (a) selecting and regularly

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evaluating the performance of the chief executive officer, (b) planning for chief executive officer succession and monitoring succession planning for other senior executives, (c) overseeing the conduct of our business to evaluate whether the business is being properly managed, and (d) overseeing the processes for maintaining the integrity of our financial statements and other public disclosures and compliance with law and ethics. The chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions that we may undertake.

The Board and its committees meet throughout the year on a set schedule. From time to time as appropriate, the Board and its committees also hold special meetings and may act by written consent. Board agendas include regularly scheduled sessions for the independent directors to meet without management present. The independent directors determine who among them will be responsible for chairing sessions for the independent directors. The Board has delegated various responsibilities and authority to different Board committees, as described below. These committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.

Attendance at Board, Committee, and Annual Shareholders’ Meetings

The Board held six meetings in 2008. We expect each director to attend each meeting of the Board and the committees on which he or she serves, and also expect them to attend the annual meeting. In 2008, each director attended all of the meetings of the Board and the committees on which he or she served, except that Jack Noonan missed one Compensation Committee meeting. Each of the directors attended our 2008 Annual Shareholders’ Meeting.

Board Committees and Charters

The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees and appoints the members to each of these committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director under NASDAQ standards. Each Board committee has a written charter approved by the Board. A copy of each charter is available on our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section. The table below shows the members of each committee and the number of meetings held by each committee during 2008.

Director	Audit	Compensation	Nominating and Corporate Governance
Joe Mansueto
Don Phillips
Cheryl Francis	Chair	Member
Steve Kaplan	Member	Chair
Bill Lyons	Member	Member
Jack Noonan		Member	Member
Frank Ptak			Member
Paul Sturm	Member		Chair
2008 Meetings	10	6	3

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions and is directly responsible for appointing, retaining, compensating, and overseeing the work of our independent registered public accounting firm. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Report.

Compensation Committee

The Compensation Committee reviews and determines salaries, incentive plan awards, and other matters relating to compensation of our executive officers, other than the chief executive officer, based on feedback from our chief executive officer about the individual’s

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performance and overall contribution to the company. It also makes recommendations to the Board concerning compensation for the chief executive officer. The Compensation Committee administers our equity-based compensation plans, including reviewing and granting equity-based awards to our executive officers and other employees. The Compensation Committee also reviews and determines various other Morningstar compensation policies and related matters. The Compensation Committee makes recommendations to the Board concerning our compensation practices for non-employee directors. The Compensation Committee may, in its discretion and only to the extent permitted by law, delegate its authority to a subcommittee of the Compensation Committee. The Compensation Committee may engage its own outside advisors as it deems appropriate. In 2008, the Compensation Committee didn’t retain a compensation consultant to advise it on executive compensation. We discuss additional information about the Compensation Committee, its activity during 2008, and related matters in the Compensation Discussion and Analysis section, which begins on page 17.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee and the Board take into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company; understanding of our business; education and professional background, including current employment and other board memberships; and reputation for integrity. The Nominating and Corporate Governance Committee reviews these factors and others it considers useful in the context of the perceived needs of the Board. The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board.

Consideration of new Board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2008, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders. The Committee evaluates candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board regarding the appropriate size, performance, composition, duties, and responsibilities of the Board and each of its committees. The Nominating and Corporate Governance Committee also reviews and reports to the Board on a periodic basis on corporate governance matters.

Limitation on Other Board Service

We require that our directors who are currently serving as the chief executive officer or other executive officer of a public company serve on a total of no more than three public company boards. We require that our directors who are not currently serving as a chief executive officer or other executive officer of a public company serve on no more than four public company boards.

Communications from Shareholders to the Board

Shareholders may initiate communications with the Board by writing in care of our General Counsel and Corporate Secretary. Shareholders can send communications to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. This centralized process assists the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our General Counsel and Corporate Secretary to forward correspondence only to the intended

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recipients; however, the Board has also instructed him to review the correspondence prior to forwarding it and, in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In these cases, he may forward some of the correspondence elsewhere in the company for review and possible response.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. We have posted the guidelines on our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section.

Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

• The Board believes five to 12 board members is an appropriate size based on our present circumstances. The Board periodically evaluates whether a larger or smaller slate of directors would be preferable.

• The Board may fill Board vacancies. Directors appointed by the Board serve only until the next election of directors unless elected by the shareholders to a further term at that time.

• The Board believes that, except during periods of temporary vacancies, a substantial majority of its directors must be independent. In determining the independence of a director, the Board applies the relevant NASDAQ requirements and applicable laws and regulations.

• The Board believes that non-employee directors who have served on the Board for 12 full one-year terms, whether those 12 one-year terms are served consecutively or not, should be required to take at least a two-year absence from the Board. After a non-employee director is off the Board for two years following the completion of 12 years of service, he or she will again be eligible to serve on the Board. Time served on the Board prior to the completion of our initial public offering is not counted against a non-employee director’s limit of 12 one-year terms. The Board believes that this term limit will help ensure that there are fresh ideas and viewpoints available.

• The Board believes that it should evaluate the abilities and contributions of each director according to the process described above, and does not believe it should fix a retirement age for directors.

• The Board believes that any director who retires from his or her present employment or who materially changes his or her position should promptly tender a written resignation to the Board. The Nominating and Corporate Governance Committee will then evaluate whether the Board should accept the resignation based on a review of whether the director continues to satisfy the Board’s membership criteria in light of his or her changed status.

• All directors must comply with the applicable provisions of our Code of Ethics, including the Conflicts of Interest section. If an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in our business operations, or in a director’s circumstances, the director should immediately report that matter to our General Counsel for evaluation. If a significant conflict cannot be resolved, the director may be expected to resign.

• If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, excuse himself or herself from participation in the discussion, and may not vote on the matter.

The Corporate Governance section of our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations also includes our Code of Ethics and our Securities Trading and Disclosure Policy, each of which has been adopted by the Board.

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Directors’ Compensation

The Board establishes non-employee directors’ compensation based on the recommendation of the Compensation Committee. Directors who are also our employees do not receive any additional compensation for serving on the Board or attending Board meetings. Our non-employee directors receive cash compensation and equity-based compensation.

Cash Compensation

Each non-employee director is entitled to receive a fee of $1,000 per Board meeting and $500 per committee meeting attended, plus travel expenses in connection with attendance at meetings. The Chairman of the Board or relevant Committee Chair has the discretion to waive fees for brief meetings not requiring significant preparation. The Audit Committee Chair receives a cash retainer of $25,000 and the Compensation Committee Chair receives a cash retainer of $10,000.

Equity-Based Compensation

Each of our non-employee directors receives an annual grant of restricted stock units covering shares with a value of $110,000 at grant, which vest over a period of three years. New non-employee directors, in lieu of receiving an annual grant of restricted stock units, receive an initial grant of restricted stock units covering shares with a value of $250,000 at grant, also vesting over a period of three years. Non-employee directors who are required to stop serving on the Board by virtue of the company’s 12 year term limit described under Board of Directors and Corporate Governance—Corporate Governance Guidelines, do not forfeit their unvested restricted stock units. In past years, non-employee directors were permitted to defer receipt of the stock that otherwise would have been issued when their restricted stock units vested. We eliminated this deferral feature for new grants as of January 1, 2009.

2008 Directors’ Compensation

The following table shows compensation earned by each of our non-employee directors in 2008. Joe Mansueto and Don Phillips are members of our Board and Morningstar employees. Neither receives any additional compensation for serving on the Board or attending Board meetings.

	Fees Earned or Paid in Cash	[1]	Stock Awards	[2]	Option Awards	[3]	Total
Cheryl Francis	$39,000		$96,231		$12,080		$147,311
Steve Kaplan	24,000		96,231		12,080		132,311
Bill Lyons	12,500		106,235		—		118,735
Jack Noonan	10,000		96,231		12,080		118,311
Frank Ptak	7,500		106,235		—		113,735
Paul Sturm	12,500		96,231		12,080		120,811

(1) Amounts shown include the amounts described above under Cash Compensation. The fees earned by Cheryl Francis and Steve Kaplan include $25,000 and $10,000, respectively, for service as a Committee Chair.

(2) As required by relevant SEC rules, the amounts shown are the compensation costs recognized by the company for financial reporting purposes in 2008 for restricted stock unit awards as determined pursuant to SFAS No. 123 (Revised 2004), Share-Based Payment (SFAS No. 123(R)). These compensation costs reflect restricted stock unit awards granted in 2006, 2007, and 2008. See Note 11 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating this amount. The grant date fair value of the restricted stock units granted to each of our non-employee directors then serving in 2006, 2007, and 2008 was $110,000, except for Bill Lyons and Frank Ptak whose 2007 grant date fair value was $250,000. As of December 31, 2008, our non-employee directors held the following number of restricted stock units: Cheryl Francis 3,810, Steve Kaplan 6,200, Bill Lyons 3,855, Jack Noonan 3,810, Frank Ptak 6,561, and Paul Sturm 3,810.

(3) As required by relevant SEC rules, the amounts shown are the compensation costs recognized by the company for financial reporting purposes in 2008 for option awards as determined pursuant to SFAS No. 123(R). These compensation costs reflect option awards granted in 2005. We did not grant stock options to our non-employee directors in 2006, 2007, or 2008. See Note 11 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating this amount. The grant date fair value of the option awards granted to each of our non-employee directors then serving in 2005 was $109,000. As of December 31, 2008, our non-employee directors held options with respect to the following number of shares: Cheryl Francis 36,000, Steve Kaplan 4,001, Bill Lyons 0, Jack Noonan 72,000, Frank Ptak 0, and Paul Sturm 84,000.

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_____________________________________________________

Security Ownership of Certain Beneficial
Owners and Management

The following table shows information about beneficial ownership of our common stock as of March 1, 2009 by each of our directors, each of the executive officers identified in the compensation tables included in this proxy statement, each holder of more than 5% of our common stock, and all of our directors and executive officers as a group.

To compute the number of shares a person beneficially owns and that person’s percentage ownership, shares of common stock subject to options held by that person that are currently exercisable or that will become exercisable by April 30, 2009 and restricted stock units that will vest by April 30, 2009 are deemed outstanding. However, the shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to the shares listed.

The following table is based on 47,282,958 shares of our common stock outstanding as of March 1, 2009.

Shareholder	Number of Shares Beneficially Owned	Percentage of Common Stock
Joe Mansueto[1]	26,786,871	56.65%
Scott Cooley[2]	46,250	*
Chris Boruff [3]	149,739	*
Tao Huang[4]	1,050,303	2.22
Patrick Reinkemeyer[5]	320,276	*
Don Phillips[6]	740,638	1.57
Cheryl Francis[7]	38,390	*
Steve Kaplan[8]	68,001	*
Bill Lyons	3,177	*
Jack Noonan[9]	74,390	*
Frank Ptak	0	*
Paul Sturm[10]	141,871	*
All directors and executive officers as of March 1, 2009 as a group (19 persons)[11]	30,032,236	63.52
Morgan Stanley[12]	3,730,882	7.89
Baron Capital Group, Inc.[13]	2,837,328	6.00

* Represents beneficial ownership of less than 1%.

(1) Joe Mansueto’s address is c/o Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. Joe has pledged 3,400,000 shares of our common stock as security under the terms of a bank credit agreement.

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(2) Includes 36,590 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2009. No shares of our common stock subject to restricted stock units will vest by April 30, 2009.

(3) Includes 110,015 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2009. No shares of our common stock subject to restricted stock units will vest by April 30, 2009.

(4) Includes 730,500 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2009. No shares of our common stock subject to restricted stock units will vest by April 30, 2009.

(5) Includes 265,750 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2009. No shares of our common stock subject to restricted stock units will vest by April 30, 2009.

(6) Includes 315,846 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2009. No shares of our common stock subject to restricted stock units will vest by April 30, 2009.

(7) Includes 36,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2009. No shares of our common stock subject to restricted stock units will vest by April 30, 2009.

(8) Includes 4,001 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2009. No shares of our common stock subject to restricted stock units will vest by April 30, 2009.

(9) Includes 72,000 share of common stock issuable upon exercise of stock options exercisable by April 30, 2009. No shares of our common stock subject to restricted stock units will vest by April 30, 2009.

(10) Includes 72,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2009. No shares of our common stock subject to restricted stock units will vest by April 30, 2009.

(11) Includes 1,993,327 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2009. No shares of our common stock subject to restricted stock units will vest by April 30, 2009.

(12) The indicated interest is based solely on a Schedule 13G filed on February 16, 2009 by Morgan Stanley and Morgan Stanley Investment Management Inc., a registered investment adviser and wholly owned subsidiary of Morgan Stanley (MSIM), whose business addresses are 1585 Broadway, New York, NY 10036 and 522 Fifth Avenue, New York, NY 10036, respectively. In its Schedule 13G, the reporting persons reported ownership as of December 31, 2008 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
Morgan Stanley	3,730,882	3,599,131	180	3,730,882	0
MSIM	2,479,310	2,378,426	180	2,479,310	0

(13) The indicated interest is based solely on a Schedule 13G filed on February 13, 2009 by Baron Capital Group, Inc. (BCG), BAMCO, Inc., a registered investment adviser and wholly owned subsidiary of BCG (BAMCO), Baron Capital Management, Inc., a registered investment adviser and wholly owned subsidiary of BCG (BCM), and Ronald Baron whose business addresses are 767 Fifth Avenue, New York, NY 10153. In its Schedule 13G, the reporting persons reported ownership as of December 31, 2008 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
BCG	2,837,328	0	2,453,671	0	2,837,328
BAMCO	2,678,467	0	2,295,810	0	2,678,467
BCM	158,861	0	157,861	0	158,861
Ronald Baron	2,837,328	0	2,453,671	0	2,837,328

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_____________________________________________________

Compensation Discussion and Analysis

In this section, we discuss the goals of our compensation program and how we compensated each of the executive officers identified in the following table in 2008. The individuals listed include our chief executive officer, chief financial officer, plus our three other most highly compensated executive officers (named executive officers).

Name	Title
Joe Mansueto	Chairman and Chief Executive Officer
Scott Cooley	Chief Financial Officer
Chris Boruff	President, Advisor Software
Tao Huang	Chief Operating Officer
Patrick Reinkemeyer	President, Morningstar Associates

Goals of Our Compensation Program

Our Compensation Committee’s compensation philosophy is to pay members of our management team competitive base salaries and provide them with the opportunity to earn meaningful equity-based and incentive compensation through the Morningstar 2004 Stock Incentive Plan (the Stock Incentive Plan) and the Morningstar Incentive Plan (the Incentive Plan).

The goals of our compensation program for management are to develop compensation policies and practices that:

• attract and retain talented executives;

• motivate and reward our management team for their individual contributions to the company; and

• align management’s interests with the long-term interests of our shareholders.

The Compensation Committee believes that, as members of our management team take on more responsibility at Morningstar, variable incentive pay and equity awards should make up a larger portion of their total compensation. Our compensation program is designed to reward each member of our management team based on his or her business and financial achievements and overall contribution to the company.

The Compensation Committee doesn’t use rigid formulas to determine executive compensation. Nevertheless, the Compensation Committee’s philosophy is to tie compensation closely to value creation, as measured by increases in EBIT (earnings before interest and taxes). The Compensation Committee also pays a meaningful portion of compensation in the form of equity awards because the value of equity awards increases as more value is created for shareholders through stock price increases. The Compensation Committee bases its decisions about an executive’s compensation on its subjective assessment of his or her performance and contribution toward enhancing the intrinsic value of our company. The Compensation Committee relies on its judgment in determining the amounts and combination of base salary, bonus, and equity awards. In 2008, the Compensation Committee didn’t retain a compensation consultant to advise it on executive compensation.

The Compensation Committee does, however, compare the total cash compensation of our executives to what it sees in the market for companies of similar size and operating in a similar business. The Compensation Committee doesn’t target specific compensation levels based on its review of other companies’ pay practices, but believes it’s relevant to consider this information as a check that our pay practices are competitive. In 2008, the Compensation Committee compared the total cash compensation of our executives against the total cash compensation provided to executives at Advent Software, Inc., FactSet Research Systems, Inc., Forrester Research, Inc., Gartner, Inc., IHS Inc., Interactive Data Corporation, The Advisory Board Company, and The Corporate Executive Board Company.

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CEO Compensation

In consideration of his status as our principal shareholder, Joe Mansueto believes his compensation as our chief executive officer should be realized primarily through appreciation in the long-term value of our common stock. Accordingly, at his request, he doesn’t participate in our equity or cash-based incentive programs. In addition, since resuming his role as our chief executive officer in 2000, his annual salary has been fixed at $100,000. While the Compensation Committee may review and make recommendations to the Board concerning Joe’s compensation, we expect that his salary will remain at $100,000 per year for the foreseeable future.

Elements of our Compensation Program

Our compensation program currently consists of two main elements: cash compensation, including annual base salary and annual bonus, and equity-based compensation.

Cash Compensation

We pay cash compensation in the form of base salary and bonuses under the Incentive Plan. We include bonuses in the compensation package because the Compensation Committee believes they provide incentives to support the goal of enhancing the intrinsic value of our company. We describe each component of cash compensation in more detail below.

Base Salary

The Compensation Committee reviews and determines the base salaries of our executive officers, other than the chief executive officer, based on feedback from our chief executive officer about the individual’s performance and overall contribution to the company. It also makes recommendations to the Board concerning compensation for the chief executive officer. Because the Compensation Committee believes that variable incentive pay should make up a large portion of each executive officer’s total compensation, it does not make adjustments to base salary every year. These adjustments, when made, are relatively modest.

In November 2007, the Compensation Committee approved an increase in Chris Boruff’s base salary from $200,000 to $225,000 effective January 1, 2008. No other salary increases were made for our named executive officers. This increase was approved to bring Chris’ base salary in line with our other executives at the same level.

Bonus Plan

The Board adopted the Incentive Plan, which rewards participants for meeting and exceeding annual performance goals approved by the Compensation Committee. As noted above, Joe Mansueto does not participate in the Incentive Plan. The Compensation Committee reviews and approves variable incentive pay to our other executive officers based on a subjective assessment of the individual’s business and financial achievements as well as feedback from our chief executive officer about the individual’s performance and overall contribution to the company.

With the exception of Joe, variable incentive pay makes up the largest portion of total cash compensation for our named executive officers. The Compensation Committee believes that as an executive takes on more responsibility at Morningstar, a greater percentage of his or her total compensation should be tied to incentive pay. Joe Mansueto, Tao Huang, and Scott Cooley, along with the Compensation Committee, review the Incentive Plan each year to assess its effectiveness in meeting the goal of enhancing the intrinsic value of our company.

Bonus EBIT: Our bonus plan calculations are driven by changes in adjusted EBIT, which we call Bonus EBIT. Bonus EBIT is pre-incentive compensation operating income adjusted to exclude the impact of things we don’t control, such as the operating results of minority-owned operations and the impact of currency exchange rates. We also adjust for the grant date value of equity awards (the number of shares subject to a restricted stock unit multiplied by the stock price on the last trading day before the grant date) as opposed to using the equity expense of those awards reflected in our financial statements. We calculate Bonus EBIT both company-wide and for individual business units.

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Bonus Pools: The Compensation Committee determines bonus pools both company-wide and for individual business units. For our business units, the Compensation Committee determines the size of the bonus pool based on changes in Bonus EBIT. In 2008, each business unit had to achieve at least 80% of its 2007 Bonus EBIT in order to have a bonus pool. The Compensation Committee establishes a bonus pool for each business unit based on a percentage of the prior year’s Bonus EBIT, which it then adjusts for the increase or decrease in Bonus EBIT. In 2008, the Compensation Committee established business unit bonus pools at 90-95% of their 2007 levels. It then added or subtracted 10% of the change in Bonus EBIT to each bonus pool. As part of our 2009 cost reductions, we plan to establish 2009 bonus pools based on a smaller percentage of the 2008 bonus pools. We base a portion of the bonus pool for each of our business units on company-wide Bonus EBIT. We allocate 3% of the company-wide Bonus EBIT to the business units.

We determine the potential bonus pool for employees who work at the corporate level and not as part of any particular business unit based on company-wide Bonus EBIT. In 2008, company-wide Bonus EBIT had to reach at least 85% of 2007 company-wide Bonus EBIT for the corporate group to have a bonus pool. In 2008, we established the bonus pool for the corporate group at 90% of its 2007 bonus pool and we added or subtracted 3% of the change in Bonus EBIT to the bonus pool.

2008 Bonus Determinations for Named Executive Officers (Other than Joe Mansueto): As mentioned above, bonuses for executive officers who work in a business unit depend on both the company-wide Bonus EBIT and the Bonus EBIT for their respective business units. The Compensation Committee looks at how the businesses have performed compared with the previous year and then uses its discretion to determine the final bonus payout. In general, we would expect an executive’s bonus to decline if profits fell and increase if profits grew over the previous year. An executive’s bonus could grow by more (or less) than company-wide profits if his or her particular business grew by more (or less) than the company overall. In 2008, Bonus EBIT for all of our business units grew, except for Morningstar Associates, whose business experienced a sharp drop in asset-based fees because of the global market downturn. While profits are the main driver of bonus, the Compensation Committee also considers other factors, such as operational achievements and product development, when making discretionary adjustments to the final bonus number.

Although bonuses generally tend to grow and decline with our profits, the Compensation Committee also considers the bonuses paid each year to our benchmark companies and their performance. We’re comfortable if in a good year total compensation for our executive officers is at the top of the benchmark range. Because bonus is our largest component of compensation, we expect it to drive high total compensation in good years. By the same token, total compensation for our executive officers may be lower than the peer group average in years when our results are weaker.

In setting 2008 incentive bonuses, the Compensation Committee considered the individual performance of our executives as well as company and business unit Bonus EBIT growth. During 2008, our executives achieved many key operational goals in an effort to improve efficiencies and control expenses. Many of our leaders continued to drive financial growth in Bonus EBIT and revenue in a much tougher business environment than in the past.

Scott Cooley: In 2008, Scott helped to drive overall company profits. In addition, 2008 was his first full year as chief financial officer. His 2008 bonus reflects a full year of performance in that role as well as our profit growth in a tougher economy. Scott oversees operational and system improvements to make our processes more efficient throughout the organization. In 2008 he identified several cost-savings measures throughout the organization and led the global finance teams through six acquisitions. Scott’s bonus reflects, to a large degree, those accomplishments.

Chris Boruff: Chris’ business achieved strong year-over-year growth in revenue for key products. In particular, Morningstar Advisor Workstation was the largest contributor to company-wide organic revenue growth in 2008. Chris played a key role in continuing to enhance key products such as Advisor Workstation and led several product improvement initiatives in 2008. He also led the integration of newly acquired businesses to improve our advisor solution offerings.

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Tao Huang: As chief operating officer, Tao is expected to drive growth in revenue and EBIT across all of our businesses. Tao accomplished this for our businesses not hit by the market downturn in 2008. He is also expected to drive growth by looking for new opportunities outside of the company. In 2008 Tao oversaw the acquisition of six businesses — four of which were outside of the United States. He is responsible for the financial results and operations of our international units, and expanding internationally is one of our five key strategic objectives. He helped to open a new office in Europe and played a key role in managing operations of our newly acquired operation in India. Because of his success with these efforts and responsibilities, the Compensation Committee awarded Tao a bonus higher than any of our other executives.

Patrick Reinkemeyer: Patrick’s bonus declined from the previous year due to the decline in profits for Investment Consulting, which has been a leading contributor to our revenue growth in recent years. Although his business experienced a sharp drop in asset-based fees because of the global market downturn, Patrick continued to initiate new business opportunities and lead operational improvements. His business continues to maintain high profit margins.

In January 2009, the Compensation Committee reviewed the annual Bonus EBIT and determined that the company and each business unit, other than Morningstar Associates, exceeded their expectations in 2008. The Compensation Committee, based on Joe’s recommendation, awarded 2008 incentive bonuses of $450,000 for Scott Cooley, $550,000 for Chris Boruff, $1,200,000 for Tao Huang, and $1,000,000 for Patrick Reinkemeyer.

Banked Bonus: Prior to 2009, Morningstar retained or “banked” a portion of the annual bonus pool for one year to encourage continued positive results in the following year. All of our executives had a portion of their 2007 earned bonuses banked for these purposes. We paid the banked amounts in 2009 because the company and each business unit met the performance goals established for 2008. We made deferred payments including one year’s interest at a blended 13-week Treasury Bill rate as adjusted on January 1 and July 1. The Compensation Committee eliminated the banked bonus for bonus amounts paid in early 2009 for 2008 performance. The Compensation Committee concluded that it will be difficult to make year-over-year comparisons as a result of our recent organizational changes. It also concluded that the bank wasn’t providing a meaningful additional incentive.

Equity-Based Compensation

The Stock Incentive Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, and performance shares. All of our employees are eligible for awards under the Stock Incentive Plan. Joe Mansueto does not participate in the Stock Incentive Plan. Awards may also be made to our non-employee directors and consultants.

Equity awards that vest over time are an important component of how we reward our executive officers and other employees. We believe equity awards can help align the economic interests of our executive officers with those of our shareholders. Therefore, we intend that equity awards to our executive officers make up a meaningful portion of their total compensation. We also consider an individual’s level of responsibility within the company and business performance when determining grant size. We’ve granted some form of equity to senior management since the inception of our first stock incentive plan.

In 2006, we began awarding restricted stock units. A restricted stock unit is an agreement to issue shares of stock at the time the recipient satisfies a vesting period. Restricted stock units are similar in many respects to restricted stock, which is issued when the award is first made, but subject to forfeiture if the restricted stock does not vest. Restricted stock units are easier to administer than restricted stock and don’t result in immediate dilution for other shareholders because the shares are not issued until the units vest.

We believe that restricted stock units are attractive for at least two reasons. First, we use a value-based approach to equity-based compensation, which means our goal when we issue an equity-based award is to deliver an award that has a specific value at the time of grant. Second, unlike options, restricted stock units never go “out of the money,” so they retain some intrinsic value

Morningstar, Inc. 2009 Proxy Statement   20

and therefore provide incentives under all scenarios. Nevertheless, there may be times when we will elect to award stock options and not restricted stock units because of the additional leverage or other characteristics that distinguish stock options from restricted stock units.

We pay a meaningful portion of executive officer compensation in the form of equity awards because the Compensation Committee believes that equity awards can help align the economic interests of our executive officers with those of our shareholders. We also believe it is important for our executives to have a long-term stake in the success of the business. The amount of equity-based compensation that we provide to each executive officer in a given year generally reflects the individual’s level of responsibility within the company. We generally prefer variable compensation to be in the form of cash incentives rather than equity awards. We believe that keeping a consistent level of value for equity awards as of the grant date encourages key managers to enhance the value of the equity over time. This incentive also aligns with the goal of increasing long-term shareholder value. Because we keep base salaries low, having a consistent grant date value also provides an incentive for key managers to continue their employment with us even at times when variable pay or our stock price is lower.

The Compensation Committee determined equity grant values for Chris, Tao, and Patrick at the time our company became public in 2005 and hasn’t made major changes to these values since then—including when we switched from granting stock options to restricted stock units. The Compensation Committee determined the initial equity grant values by evaluating these individuals’ total compensation in comparison with people in similar positions at Advent Software, Inc. and FactSet Research Systems, Inc. The Compensation Committee determined that the value of equity awards should be about 30% of total compensation for these individuals. Although the equity value has moved closer to 20-30% of total compensation because of growth in bonuses over the years, the Compensation Committee believes the current value still provides meaningful incentive to drive financial growth and retain our key executives. The Compensation Committee determined Scott’s equity award value when he became chief financial officer in 2007, and his equity grant value is in line with our other executives.

While the Compensation Committee has not adjusted the value of equity grants significantly in recent years, the Compensation Committee continues to review the equity award value for executive officers to assure that it reflects the executive’s responsibility within the company and encourages retention and long-term alignment with company success. We do not focus grants solely at the executive level. About two-thirds of the annual equity grant in 2008 was made to employees other than executive officers.

In May 2008, the Compensation Committee granted restricted stock units to our named executive officers with a total value equal to approximately $1,343,442, with the value of each unit being deemed equal to $73.28, the closing transaction price of a share of our common stock as reported by the Nasdaq Stock Market on May 14, 2008 (the last trading day before the effective date of the grant). The Compensation Committee granted restricted stock units with a value equal to approximately $249,958 to Scott Cooley, $226,435 to Chris Boruff, $549,966 to Tao Huang, and $317,083 to Patrick Reinkemeyer. Each restricted stock unit granted to employees vests in four equal annual installments beginning on the first anniversary of the grant date.

The Compensation Committee believes that its current compensation program for executive officers strikes the correct balance. This mix of equity and cash compensation gives our executive officers a substantial alignment with shareholders, while also permitting the Compensation Committee to provide incentives for our executive officers to enhance the intrinsic value of our company.

Practices Regarding the Grant of Equity Awards

The Compensation Committee makes equity grants once each quarter, with an annual grant to non-employee directors, executive officers, and most other employees. We make equity grants after the issuance of our quarterly or year-end earnings press release. The Compensation Committee believes it’s appropriate to make awards at a time when material information regarding our performance for the quarter or year has been disclosed.

Morningstar, Inc. 2009 Proxy Statement   21

All restricted stock unit awards are made under the Stock Incentive Plan, with the value of each unit being deemed equal to the closing transaction price of a share of our common stock as reported by the Nasdaq Stock Market on the last trading day before the effective date of grant. Other than awards granted to our non-employee directors, each restricted stock unit vests in four equal annual installments beginning on the first anniversary of the grant date. Each restricted stock unit award granted to our non-employee directors vests in three equal annual installments beginning on the first anniversary of the grant date.

Employment Agreements, Change in Control Arrangements, and Deferred Compensation

We do not have any employment agreements, termination agreements, or change-in-control agreements with any of our executive officers.

If there is a change in control of Morningstar, the Compensation Committee can vest or make exercisable, as the case may be, unvested or not yet exercisable awards granted under the Stock Incentive Plan. The following events constitute a change in control within the meaning of the Stock Incentive Plan: the acquisition by a person or entity of more than 50% of Morningstar’s common stock, other than by Joe Mansueto, his wife, children, or any trustee or custodian on their behalf; a merger, consolidation, or statutory share exchange involving Morningstar, unless shareholders receive more than 60% of the stock of the surviving company or the parent company; a liquidation or dissolution of Morningstar; or a sale of substantially all of Morningstar’s assets. The Compensation Committee has not determined how it will exercise its discretion if there is a change in control of Morningstar. If there had been a change in control of Morningstar on December 31, 2008, and the Compensation Committee accelerated vesting, the market value on that date of the shares subject to unvested restricted stock units that would have vested for the benefit of each of our named executive officers would have been: Joe Mansueto $0; Scott Cooley $254,997; Chris Boruff $322,198; Tao Huang $779,829; and Patrick Reinkemeyer $451,134; and the spread (i.e., the difference between the market value and exercise price of shares subject to a stock option) on that date attributable to stock options that would have been made exercisable for the benefit of each of our named executive officers would have been: Joe Mansueto $0; Scott Cooley $34,980; Chris Boruff $87,450; Tao Huang $209,880; and Patrick Reinkemeyer $122,430.

Other than our 401(k) plan, we do not have any plans that permit employees to defer salary or bonus. We have a deferred compensation agreement with Don Phillips, one of our executive officers. See Certain Relationships and Related Party Transactions—Deferred Compensation Agreement with Don Phillips for a description of that agreement.

In past years, each person who received restricted stock units (including directors and executive officers) was permitted to defer receipt of the stock that otherwise would have been issued when the restricted stock units vested except where it was prohibited by local tax law or not practical. We eliminated this deferral feature for new grants as of January 1, 2009.

Perquisites and Personal Benefits

We seek to create standards for our facilities and operations that are strongly tied to our core values and mission. Our office environment is based on an open plan approach, without traditional offices, that emphasizes equality, collaboration, and teamwork. We use this design at our corporate headquarters and intend to expand it to other areas as we open or redesign other offices. Our executive officers operate under the same standards as other employees. The Summary Compensation Table reflects certain benefits received by Scott Cooley, who worked as an expatriate in Australia prior to accepting the chief financial officer position in 2007. Our health care insurance and other welfare and employee-benefit programs are the same for all eligible employees, including our executive officers. We do not have programs for providing personal-benefit perquisites to executive officers, such as permanent lodging or defraying the cost of personal entertainment or family travel, nor do we own or lease aircraft. We do not have loan programs, although our 401(k) plan does permit participants to borrow money against their accounts. We do not have any outstanding loans of any kind to any of our executive officers.

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Stock Ownership Requirements

The Board has adopted stock ownership requirements for our executive officers and directors. These guidelines are designed to encourage our executive officers and directors to increase their equity stakes in Morningstar and more closely link their economic interests with those of our shareholders. We require each of our executive officers and directors to hold a total number of shares, exercisable stock options, and vested restricted stock units equal to at least 25% of the total number of exercisable stock options and vested restricted stock units that he or she has been granted, excluding stock options that were exercised before our initial public offering.

Tax Deductibility for Certain Compensation in Excess of $1.0 Million

Section 162(m) of the Internal Revenue Code precludes publicly traded companies from deducting compensation in excess of $1.0 million paid to a named executive officer other than compensation that is qualified as being “performance-based compensation” under the relevant Internal Revenue Service regulations. Morningstar will first become fully subject to Section 162(m) on May 19, 2009, the date of our 2009 Annual Shareholders’ Meeting. Our Incentive Plan, which we are asking shareholders to approve at the 2009 Annual Shareholders’ Meeting, is designed to comply with the requirements of Section 162(m). The Compensation Committee has approved performance-based compensation measures for the company’s executive officers for 2009, subject to shareholder approval of the Incentive Plan. The Compensation Committee retains the discretion to reduce the amounts that are paid to its executive officers under the Incentive Plan.

_____________________________________________________

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee has recommended to the Board the inclusion of the Compensation Discussion and Analysis in Morningstar’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Compensation Committee

Steve Kaplan, Chair
Cheryl Francis
Bill Lyons
Jack Noonan

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Compensation Committee Interlocks and
Insider Participation

None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has one or more executive officers serving as a member of our Board or compensation committee.

Morningstar, Inc. 2009 Proxy Statement   23

___________________________________________________

Executive Compensation

The following table shows compensation for our chief executive officer, chief financial officer, and our three most highly compensated executive officers (the named executive officers) in 2008.

Summary Compensation Table

	Year	Salary	Bonus	Stock Awards [1]	Option Awards [2]	Non-Equity Incentive Plan Compensation [3]	All Other Compensation [4]	Total
Joe Mansueto	2008	$100,000	$ —	$ —	$ —	$ —	$ 6,145	$ 106,145
Chairman and Chief Executive Officer	2007	100,000	—	—	—	—	7,020	107,020
	2006	100,000	—	—	—	—	7,020	107,020
Scott Cooley	2008	225,000	450,000	111,543	20,764	61,506	21,861	890,674
Chief Financial Officer	2007	196,089	240,000	35,928	49,453	10,535	250,514	782,519
Chris Boruff	2008	225,000	550,000	148,624	164,219	102,510	15,520	1,205,873
President, Advisor Software
Tao Huang	2008	300,000	1,200,000	359,312	372,606	266,526	15,745	2,514,189
Chief Operating Officer	2007	300,000	1,040,000	221,821	410,749	193,649	15,761	2,181,980
	2006	275,000	740,000	84,930	452,917	127,765	15,226	1,695,838
Patrick Reinkemeyer	2008	225,000	1,000,000	208,089	402,060	276,777	15,520	2,127,446
President, Morningstar Associates	2007	225,000	1,080,000	128,815	441,380	214,584	15,520	2,105,299
	2006	225,000	820,000	49,542	445,839	104,520	15,020	1,659,921

(1) As required by relevant SEC rules, the amounts shown are the compensation costs recognized by the company for financial reporting purposes in 2008 for restricted stock unit awards as determined pursuant to SFAS No. 123(R). These compensation costs reflect restricted stock unit awards granted in 2006, 2007, and 2008. See Note 11 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating this amounts. For further information on these awards, see the 2008 Grants of Plan-Based Awards table beginning on page 25 of this Proxy Statement.

(2) As required by relevant SEC rules, the amounts shown are the compensation costs recognized by the company for financial reporting purposes in 2008 for option awards as determined pursuant to SFAS No. 123(R). These compensation costs reflect option awards granted prior to 2006. We did not grant stock options to our named executive officers in 2006, 2007, or 2008. See Note 11 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating this amount.

(3) Amounts shown include deferred cash bonus amounts under the Incentive Plan that were paid for meeting performance targets for both 2007 and 2008. If targets for both years had not been met, the amounts would not have been paid. Deferred payments include one year’s interest at a blended 13 week Treasury Bill rate as adjusted on January 1 and July 1. This deferral has been eliminated for bonus amounts paid in early 2009 for 2008 performance.

(4) Amounts shown include matching contributions to our 401(k) plan for the year ended December 31, 2008 in the following amounts: Joe Mansueto $6,125; Scott Cooley $15,500; Chris Boruff $15,500; Tao Huang $15,499; and Patrick Reinkemeyer $15,500; and amounts paid for basic life insurance and accidental death and dismemberment insurance as follows: Joe Mansueto $20; Scott Cooley $187, Chris Boruff $20; Tao Huang $246; and Patrick Reinkemeyer $20.

Amounts shown include matching contributions to our 401(k) plan for the year ended December 31, 2007 in the following amounts: Joe Mansueto $7,000; Scott Cooley $15,500; Tao Huang $15,500; and Patrick Reinkemeyer $15,500; and amounts paid for basic life insurance and accidental death and dismemberment insurance as follows: Joe Mansueto $20; Scott Cooley $20; Tao Huang $261; and Patrick Reinkemeyer $20.

Amounts shown include matching contributions to our 401(k) plan for the year ended December 31, 2006 in the following amounts: Joe Mansueto $7,000; Tao Huang $15,000; and Patrick Reinkemeyer $15,000; and amounts paid for basic life insurance and accidental death and dismemberment insurance as follows: Joe Mansueto $20; Tao Huang $226; and Patrick Reinkemeyer $20.

For Scott Cooley, amounts shown for 2008 also include expatriate-related expenses consisting of $6,174 of tax equalization payments.

For Scott Cooley, amounts shown for 2007 also include expatriate-related expenses consisting of $28,820 for rent and utilities, $40,000 for relocation expenses, and amounts for food allowance, per diem, tax preparation services, medical exams for visa renewal purposes for Scott and his family, and tuition reimbursement for Scott’s children. Amounts shown also include $109,291 of tax equalization payments and $28,845 of tax payments paid by the company for Scott relating to these expatriate-related expenses to reduce double taxation.

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2008 Grants of Plan-Based Awards

The following table shows information concerning the grant of plan-based awards in 2008 to each of our named executive officers.

	Grant Date	Approval Date	[1]	All Other Stock Awards: Number of Shares of Stocks or Units	[2]	Grant Date Fair Value of Stock Awards
Joe Mansueto	—	—		—		$ —
Scott Cooley	May 15, 2008	May 8, 2008		3,411		249,958
Chris Boruff	May 15, 2008	May 8, 2008		3,090		226,435
Tao Huang	May 15, 2008	May 8, 2008		7,505		549,966
Patrick Reinkemeyer	May 15, 2008	May 8, 2008		4,327		317,083

(1) On May 8, 2008 the Compensation Committee approved a grant of restricted stock units for Scott Cooley, Chris Boruff, Tao Huang, and Patrick Reinkemeyer. The Compensation Committee designated May 15, 2008 as the grant date of each restricted stock unit grant approved at the meeting.

(2) Amounts shown consist of restricted stock units granted under the Stock Incentive Plan. These restricted stock units vest in four equal annual installments beginning on the first anniversary of the grant date.

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2008 Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information concerning outstanding equity awards for our named executive officers as of December 31, 2008.

Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Joe Mansueto	—	—		$ —		—	—		$ —
Scott Cooley							7,183	[1]	254,997
	90			14.13		May 1, 2010
	7,500			14.13		May 1, 2011
	1,500			10.95		May 1, 2012
	10,000			8.57		May 1, 2013
	10,000			14.70	[2]	December 1, 2014
	7,500	2,500	[3]	18.50	[4]	May 2, 2015
Chris Boruff							9,076	[5]	322,198
	15,000			14.13		May 1, 2010
	15,000			14.13		May 1, 2011
	8,765			10.95		May 1, 2012
	2,500			8.57		May 1, 2013
	50,000			14.70	[2]	December 1, 2014
	18,750	6,250	[3]	18.50	[4]	May 2, 2015
Tao Huang							21,967	[6]	779,829
	203,000			10.98		January 3, 2010
	470,000			14.13		March 5, 2011
	2,500			10.95		May 1, 2012
	12,500			8.57		May 1, 2013
	27,500			14.70	[2]	December 1, 2014
	15,000	15,000	[3]	18.50	[4]	May 2, 2015
Patrick Reinkemeyer							12,708	[7]	451,134
	4,500			14.13		May 1, 2010
	50,000			14.13		March 5, 2011
	15,000			14.13		May 1, 2011
	10,000			10.95		May 1, 2012
	10,000			8.57		May 1, 2013
	150,000			14.70	[2]	December 1, 2014
	26,250	8,750	[3]	18.50	[4]	May 2, 2015

(1) These restricted stock units vest as follows: 1,279 on May 15, 2009, 1,280 on May 15, 2010, 1,056 on May 15, 2011, and 853 on May 15, 2012; and 905 on August 15, 2009, 2010, and 2011.

(2) The initial exercise price of $14.70 will increase over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant.

(3) These options become exercisable in four equal annual installments on May 2, 2006, 2007, 2008, and 2009.

(4) The initial exercise price of $18.50 will increase over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant.

Morningstar, Inc. 2009 Proxy Statement   26

(5) These restricted stock units vest as follows: 3,191 on May 15, 2009, 3,192 on May 15, 2010, 1,920 on May 15, 2011, and 773 on May 15, 2012.

(6) These restricted stock units vest as follows: 7,715 on May 15, 2009 and 2010, 4,660 on May 15, 2011, and 1,877 on May 15, 2012.

(7) These restricted stock units vest as follows: 4,469 on May 15, 2009, 4,470 on May 15, 2010, 2,687 on May 15, 2011, and 1,082 on May 15, 2012.

2008 Option Exercises and Stock Vested

The following table shows certain information concerning the exercise of stock options and vesting of restricted stock units during the year ended December 31, 2008 by our named executive officers.

Option Awards			Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joe Mansueto	—	$ —	—	$ —
Scott Cooley	8,560	385,832	1,332	90,935
Chris Boruff	15,963	652,376	2,419	175,910
Tao Huang	562,500	17,911,621	5,838	424,539	[1]
Patrick Reinkemeyer	37,024	2,113,204	3,386	246,230

(1) Tao Huang deferred receipt of 3,055 and 2,783 shares of our common stock until May 15, 2013 and May 15, 2011, respectively.

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Equity Compensation Plan Information

The following table includes certain information as of December 31, 2008 regarding our equity incentive plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrents, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrents, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Covered by Outstanding Options, Warrents, and Rights)
Equity incentive plans approved by shareholders	4,569,882	[1]	$15.19	[2]	2,494,100
Equity incentive plans not approved by shareholders	0		—		0
Total	4,569,882		$15.19		2,494,100

(1) Includes 516,524 restricted stock units that were outstanding as of December 31, 2008 under the Morningstar 2004 Stock Incentive Plan.

(2) Restricted stock unit awards do not have an exercise price. Accordingly, the outstanding restricted stock units have been disregarded for purposes of computing the weighted average exercise price.

Morningstar, Inc. 2009 Proxy Statement   27

___________________________________________________

Audit Committee Report

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are providing oversight, counseling, and direction to our management team in the best long-term interests of the company and its shareholders. The Audit Committee oversees Morningstar’s accounting and financial reporting processes, audits of Morningstar’s annual financial statements, and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined under NASDAQ and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is posted on our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section. Morningstar intends for the composition of the Audit Committee, the attributes of its members, and its responsibilities as reflected in its charter, to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Board last revised the charter in January 2009.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Morningstar’s financial reporting, audit functions, and internal control over financial reporting. Management is responsible for preparing, presenting, and maintaining the integrity of Morningstar’s financial statements; establishing and maintaining accounting and financial reporting principles and internal controls; and following procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. Morningstar has a full-time Internal Audit department that reports to the Audit Committee. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Morningstar’s system of internal controls relating, for example, to the reliability and integrity of Morningstar’s financial information and the safeguarding of Morningstar’s assets. Morningstar’s independent registered public accounting firm is responsible for performing an independent audit of Morningstar’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, and expressing an opinion on the effectiveness of Morningstar’s internal control over financial reporting.

The Audit Committee has the authority and responsibility to select, compensate, evaluate and, when appropriate, replace Morningstar’s independent registered public accounting firm. The Audit Committee may engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate.

Among other matters, the Audit Committee monitors the activities and performance of Morningstar’s internal and independent auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the independent audit firm may be retained to perform non-audit services. Ernst & Young provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed Ernst & Young’s independence with Ernst & Young and management.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent audit firm, nor can the Audit Committee certify that the independent audit firm is indeed independent under applicable rules. The Audit Committee serves a board-level oversight role. It provides advice, counsel, and direction to management and the auditors based on the information it receives, discussions with management and the auditors, and the experience of its members in business, financial, and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing Morningstar’s financial statements, internal control over financial reporting, and audit matters. The Audit Committee meets each quarter with the independent audit firm and management

Morningstar, Inc. 2009 Proxy Statement   28

to review Morningstar’s interim financial results before the publication of Morningstar’s quarterly earnings press releases. Management and the independent audit firm review and discuss with the Audit Committee various topics and events that may have significant financial impact on Morningstar. Management and the independent audit firm also review with the Audit Committee matters discussed between them. In addition, the Audit Committee generally oversees Morningstar’s internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for handling complaints received by Morningstar regarding accounting, internal controls, or auditing matters. This includes setting up procedures to allow Morningstar employees to submit any concerns they may have regarding questionable accounting or auditing matters in a confidential, anonymous manner.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the independent audit firm, including audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. The Audit Committee has authorized its Chair to pre-approve additional services and, if the Chair pre-approves a service pursuant to this authority, she reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. Morningstar obtains these services from other firms as needed.

The Audit Committee has reviewed and discussed with management and representatives of Ernst & Young Morningstar’s consolidated financial statements for the fiscal year ended December 31, 2008, management’s assessment of the effectiveness of Morningstar’s internal control over financial reporting, and Ernst & Young’s evaluation of Morningstar’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. Ernst & Young represented that its presentations included the matters that the Audit Committee and the independent registered public accounting firm are required to discuss pursuant to Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Morningstar’s accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosure in Morningstar’s financial statements, including the disclosures related to critical accounting estimates. Based on these views and other discussions, and Ernst & Young’s reports, the Audit Committee has recommended to the Board the inclusion of the audited financial statements in Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Committee

Cheryl Francis, Chair
Steve Kaplan
Bill Lyons
Paul Sturm

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___________________________________________________

Principal Accounting Firm Fees

The following tables show the fees that we paid or accrued for audit and other services provided to us by Ernst & Young LLP, our principal accounting firm, for fiscal years 2008 and 2007.

	2008	2007
Audit Fees	$770,643	$990,820
Audit-Related Fees	—	—
Tax Fees	5,100	4,200
All Other Fees	4,500	4,000
Total	$780,243	$999,020

Audit Fees

This category includes fees for the audit of our annual financial statements and the audit of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required in jurisdictions outside the United States.

Audit-Related Fees

This category consists of assurance and related services that are normally provided by the independent registered public accounting firm including due diligence related to mergers and acquisitions and accounting consultations and audits performed in connection with acquisitions.

Tax Fees

This category mainly consists of tax compliance and consultation services. In 2008, $5,100 was for the preparation of tax returns. In 2007, $4,200 was for tax consultation in certain overseas jurisdictions.

All Other Fees

This category includes the fees paid for a subscription to an online accounting research tool provided by Ernst & Young.

Morningstar, Inc. 2009 Proxy Statement   30

___________________________________________________

Certain Relationships and Related

Party Transactions

Review and Approval of Related Party Transactions

Our Code of Ethics is designed to help our directors, executive officers, and other employees address situations that may involve a conflict of interest. These include situations in which an individual’s personal interests are in conflict with the interests of the company; situations in which he or she, or member of his or her family receives personal benefits as a result of his or her position with the company; and situations that may otherwise cast doubt on his or her ability to act objectively with or on behalf of the company.

The Nominating and Corporate Governance Committee Charter requires that the Nominating and Corporate Governance Committee review potential conflicts of interests of prospective and current directors. Under our Corporate Governance Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in our business operations, or in a director’s circumstances, the director should immediately report that matter to our General Counsel for evaluation. Our General Counsel has the discretion to report any actual or potential conflicts to the Chair of the Nominating and Corporate Governance Committee and is required to report to the Chair all conflicts that would require disclosure as a related party transaction or involve a relationship with a competitor. If a significant conflict cannot be resolved, the director may be expected to resign.

The Audit Committee Charter requires that the Audit Committee review all related party transactions involving directors and executive officers. In addition, the Board reviews the independence of each director on an annual basis. As part of this process, the Board reviews and discusses information provided by the directors and management about each director’s business and personal activities as they relate to the company. Related party transactions are disclosed to all directors during this process. See Board of Directors and Corporate Governance—Independent Directors for additional information about the Board’s independence review.

Relationships with Morgan Stanley

As described in the beneficial ownership table beginning on page 15 of this proxy statement, Morgan Stanley holds, on behalf of itself and its clients for whom it has taken investment discretion, 7.89% of our common stock. The company has a variety of commercial relationships with Morgan Stanley, the most significant of which are as follows: we provide our equity research to Morgan Stanley under the terms of the Global Analyst Research Settlement; we provide Licensed Data and Investment Consulting services to Morgan Stanley; Morgan Stanley licenses a portion of Advisor Workstation; and Morgan Stanley provides brokerage and execution services related to our stock option program. We recorded revenue of approximately $10.1 million from Morgan Stanley in 2008.

Deferred Compensation Agreement with Don Phillips

In February 1999, Don Phillips held options to acquire 1,500,000 shares of our common stock with an exercise price of $0.075 per share. Under the terms of the options, which were granted to him in 1989 and expired in February 1999, he had the ability to exercise the options at an aggregate exercise price of $112,500. Rather than require him to exercise the options and potentially obligate ourselves to repurchase his shares, we entered into an arrangement with him under which the options granted to him in 1989 were permitted to expire and we granted him new options to purchase 1,500,000 shares of our common stock at an exercise price of $2.77 per share.

To compensate Don for the $2.69 per share increase in exercise price between his expired and new options, we entered into a deferred compensation agreement dated February 15, 1999 that obligates us, subject to certain limitations, to pay him $2.69 for each share of our common stock that he acquires upon exercise of the options that we granted to him in 1999. At our election,

Morningstar, Inc. 2009 Proxy Statement   31

this payment may be made in cash or shares of our common stock. If at the time he becomes entitled to a payment, the fair market value of our stock is below $2.77 per share, the amount of deferred compensation payable to him will be reduced proportionately based on the percentage that the then-current fair market value of a share of our common stock represents of $2.77. During 2008, he exercised 186,710 of the options granted to him in 1999, for which he received total deferred compensation of approximately $502,250. As of December 31, 2008, he held 30,576 of these options, for which up to approximately $82,250 of deferred compensation remains payable.

Employment of Family Member of Frank Ptak

Jeff Ptak, the son of Frank Ptak, is employed by Morningstar Investment Services, Inc., a wholly owned subsidiary of the company. Frank Ptak is a member of our Board of Directors. In 2008, Jeff received a base salary of $105,000 and a bonus of $33,862. Also during 2008, Jeff received a grant of restricted stock units with a value equal to $13,936 at grant, which vest over a period of four years.

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Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As practical matter, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf.

Based solely on a review of the copies of such forms in our possession, and on written representations from our directors and executive officers, we believe that during 2008, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) except that because of a clerical error, Don Phillips filed a late Form 4 reporting an option exercise and in early 2009 Catherine Odelbo filed a late Form 4 reporting the sale of a block of shares.

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Shareholder Proposals or Nominations

Any proposal that a shareholder wishes to include in our proxy statement for presentation at our 2010 annual meeting must be received by us no later than December 9, 2009. The shareholder proposal must be submitted, along with proof of ownership of our stock in accordance with Exchange Act Rule 14a-8(b)(2), to our principal executive offices, in care of our General Counsel and Corporate Secretary, by mail to Richard Robbins, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal be submitted by certified mail—return receipt requested. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel and Corporate Secretary in advance of this deadline to discuss the proposal. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Shareholders who intend to nominate a director or present a proposal at our 2010 annual meeting without seeking to include the proposal in our proxy statement must provide us notice of the proposal or nomination no earlier than November 10, 2009 and no later than December 10, 2010. The notice must be made by a registered shareholder on his or her behalf or on behalf

Morningstar, Inc. 2009 Proxy Statement   32

of the beneficial owner of shares and must include certain information specified in our by-laws and information as to the shareholder’s ownership of our stock. You can view a copy of the by-laws on our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements. The proposal or nomination must be submitted to our principal executive offices, in care of our General Counsel and Corporate Secretary, by mail to Richard Robbins, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal or nomination be submitted by certified mail—return receipt requested. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

The Nominating and Corporate Governance Committee will review all shareholder proposals and nominations and will make recommendations to the Board for action on any such proposals or nominations. For information on recommending individuals for consideration as nominees through our Nominating and Corporate Governance Committee, see Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.

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Obtaining Our Financial Statements

Our financial statements for the year ended December 31, 2008 are included in our 2008 Annual Report to Shareholders, which we made available to our shareholders at the same time as this proxy statement. Additional copies of our 2008 Annual Report and this proxy statement can be obtained by calling our Investor Relations department at (312) 696-6621. Our 2008 Annual Report and this proxy statement are available on the Internet at http://global.morningstar.com/US/InvestorRelations.

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Communicating With Us

We encourage all interested parties—including securities analysts, potential shareholders, and others—to submit questions to us in writing. If you have a question about our business, please contact us by (1) sending an e-mail message to investors@morningstar.com, (2) sending a fax to (312) 696-6009, or (3) sending a letter to Morningstar, Inc., Attention: Investor Relations, 22 West Washington Street, Chicago, Illinois 60602. We will make written responses to selected inquiries available to all investors at the same time in Form 8-K reports furnished to the Securities and Exchange Commission each month.

Our Investor Relations Web site, located at http://global.morningstar.com/US/InvestorRelations, contains press releases, earnings releases, and financial information, as well as corporate governance information and links to our SEC filings. If you would like to receive information such as our latest investor information kit or annual report, please send your request to investors@morningstar.com.

Morningstar, Inc. 2009 Proxy Statement   33

Appendix A:

Morningstar, Inc. Incentive Plan
(As Amended and Restated Effective January 1, 2009)

Article 1: Statement of Purpose

The compensation policies of Morningstar, Inc. (the “Company”) are intended to support the Company’s overall objective of enhancing Shareholder value. In furtherance of this philosophy, the Company has designed this Morningstar, Inc. Incentive Plan (the “Plan”) to provide incentives for business performance, reward contributions towards goals consistent with the Company’s business strategy, and enable the Company to attract and retain highly qualified Employees. The Plan was originally effective January 1, 2005 and was then amended and restated on May 22, 2007, effective as of January 1, 2007. The Plan, as amended and restated herein, is effective January 1, 2009. Where applicable, the Bonuses payable under the Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Article 2: Definitions

The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:

2.1  “Affiliate” means any parent, subsidiary or other entity that is (directly or indirectly) controlled by, or controls, the Company.

2.2  “Board” means the Morningstar, Inc. Board of Directors.

2.3  “Bonus” means the incentive compensation determined under Section 4.4 of the Plan payable in cash.

2.4  “Bonus Bank” means a bookkeeping account maintained by the Company pursuant to Section 4.6(b) of the Plan.

2.5  “Bonus Pool” means an amount that may be established for the Company or a Business Unit, all or a portion of which may be allocated among the Eligible Employees of the Company or such Business Unit.

2.6  “Business Unit” means an organizational unit of business within the Company, as identified by the Company.

2.7  “Code” means the Internal Revenue Code of 1986, as amended.

2.8  “Committee” means the Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for “outside directors” under Section 162(m) and the regulations thereunder and the independence requirements of the NASDAQ Marketplace Rules or any other applicable exchange on which Morningstar, Inc.’s common equity is at the time listed, in each case as in effect from time to time.

2.9  “Company” means Morningstar, Inc. and any of its Subsidiaries that adopt this Plan or that have Employees who are participants under this Plan.

2.10  “Covered Employee” means an Executive Officer who is a “covered employee” for purposes of Section 162(m).

2.11  “Disability” means permanent and total disability as defined in the Company’s long term disability plan, or if no such plan is then in effect, as defined in Code Section 22(e)(3).

2.12  “Employee” means any person employed on a full-time or part-time basis by the Company or an Affiliate in a common law employee-employer relationship. A Participant shall not cease to be an Employee for purposes of this Plan in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or among the Company, its Subsidiaries or any successor.

Morningstar, Inc. 2009 Proxy Statement   34

2.13  “Executive Officer” means an Employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act.

2.14  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15  “Participant” means an Executive Officer or Employee as described in Article 3 of this Plan.

2.16  “Performance Period” means the period for which a Bonus may be paid. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year, beginning on January 1 and ending on December 31 of any year. The first Performance Period under the Plan, as amended and restated herein, shall be the calendar year 2009. Any bonus attributable to calendar year 2008 or any prior year shall be governed by the terms of the Plan, as in effect prior to this amendment and restatement effective January 1, 2009. No Bonus shall be payable under this Plan for a Performance Period beginning on or after January 1, 2009 until the Plan has been approved by the Company’s shareholders.

2.17  “Plan”, except where the context clearly indicates otherwise, means the Morningstar, Inc. Incentive Plan, as stated herein and as may be amended from time to time.

2.18  “SEC” means the U.S. Securities and Exchange Commission.

2.19  “Section 162(m)” means Code Section 162(m) and regulations promulgated thereunder by the Secretary of the Treasury.

Article 3: Participation

An Executive Officer or other Employee of the Company designated by the Committee individually or by classification shall be a Participant in this Plan and shall continue to be a Participant until any Bonus he may receive has been paid or forfeited under the terms of this Plan. The amount of a Participant’s Bonus, if any, will be governed by Article 4.

Article 4: Incentive Bonuses

4.1  Objective Performance Goals. The Committee shall establish written, objective performance goals for a Performance Period not later than 90 days after the beginning of the Performance Period (but not after more than 25% of the Performance Period has elapsed); provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal. The objective performance goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in Section 4.2. Objective performance goals may also include operational goals such as: productivity, safety, other strategic objectives and individual performance goals. The objective performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for Morningstar, Inc., for one or more of its Subsidiaries, Business Units, divisions, organizational units, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more Participants or Business Units, or in any combination of the two.

4.2  Financial Measures. The Committee shall use any one or more of the following financial measures to establish objective performance goals under Section 4.1: earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); net earnings; operating earnings or income; earnings growth; net income (absolute or competitive growth rates comparative); net income per share; cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; earnings per share; return on shareholders’ equity (absolute or peer-group comparative); stock price (absolute or peer-group comparative); absolute and/or relative return on common shareholders’ equity; absolute and/or relative return on capital; absolute and/or relative return on assets; economic value added (income in excess of cost of capital); customer satisfaction; expense reduction; ratio of operating expenses to operating revenues; gross revenue or revenue by pre-defined business segment (absolute or competitive growth rates comparative); revenue backlog; margins realized on delivered services; total Shareholder return; dept-to-capital ratio or market share. The Committee may specify any reasonable definition of the financial measures it

Morningstar, Inc. 2009 Proxy Statement   35

uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; changes in accounting principles or the application thereof; currency fluctuations, acquisitions, divestitures, or necessary financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other non-operating items.

4.3  Performance Evaluation. Within a reasonable time after the close of a Performance Period, the Committee shall determine, and with respect to Executive Officers certify in writing, whether the objective performance goals established for that Performance Period have been met by the respective Company, Business Unit, Executive Officers, Employees or otherwise subject to such performance goals, and the extent to which such performance goals may have been exceeded.

4.4  Bonus. If the Committee has determined, and with respect to Executive Officers certified in writing, that objective performance goals established for a Performance Period have been satisfied, the Committee will determine in its discretion the amount of bonuses payable by the Company. Bonus amounts determined by the Committee may be expressed as individual Bonuses payable to a Participant or as one or more Bonus Pools, all or a portion of which may be allocated as individual Bonuses to Participants employed in one or more Business Units. Such allocation may be made by the Committee or, to the extent permitted by applicable law, rule or regulation, by the senior executive of such Business Unit (or his or her designee) or other individuals as may be designated by the Committee.

Notwithstanding any provision of this Plan to the contrary, the Committee shall determine any Bonus payable to a Covered Employee in a manner intended to satisfy the performance-based compensation exception under Code Section 162(m). As such, at the time the Committee establishes the objective performance goals for a Performance Period pursuant to Section 4.1, it shall establish a formula or standard for computing the amount of the Bonus payable to each Executive Officer, which Bonus, in the case of a Covered Employee, may be decreased, but may not be increased, in the Committee’s discretion. If such Bonus is to be derived from the amount allocated to one or more Bonus Pools, then: (i) the percentage of each such Bonus Pool that may be allocated to each Covered Employee must be stated as a specified share of such Bonus Pool or stated as a formula determining such share of the Bonus Pool(s); (ii) the total of such specified shares may not exceed 100% of the relevant Bonus Pool; and (iii) any discretion exercised by the Committee to decrease the Bonus payable to any Employee under a Bonus Pool may not result in an increase of the Bonus payable to any other Covered Employee under such Bonus Pool or any other Bonus Pool that may be established for such Performance Period. In no event may a Bonus payable to a Covered Employee for any Performance Period exceed $5,000,000.

4.5  Eligibility for Payments.

  (a)  Except as otherwise provided in this Section 4.5, a Participant will be eligible to receive his or her Bonus only if the Participant is employed by the Company continuously from the first day of the Performance Period up to and including the last day of the Performance Period.

  (b)  Under Section 4.5(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company policies is not a break in continuous employment. In the case of a leave of absence of three months or longer: (1) the Committee shall determine whether the leave of absence constitutes a break in continuous employment, and (2) if a Participant is on a leave of absence on the last day of the Performance Period, the Committee may require that the Participant return to active employment with the Company at the end of the leave of absence as a condition of receiving the Bonus or payment. Any determination as to a Participant’s eligibility for a Bonus or payment under this Section 4.5(b) may be deferred for a reasonable period after such Participant’s return to active employment.

  (c)  The Committee may determine, in its sole discretion, that a Bonus will be payable pro-rata for a Participant who either becomes an Employee during the Performance Period or terminates his or her employment with the Company during the Performance Period due to death or Disability.

Morningstar, Inc. 2009 Proxy Statement   36

4.6  Payment, Bonus Bank or Deferral of the Bonus.

  (a)  As soon as practicable after the amount of a Participant’s Bonus is determined under Section 4.4, the Company shall pay the portion of the Bonus to the Participant that is not otherwise put in the Bonus Bank or deferred under this Section 4.6. Payments under the Plan shall be made on or before the date that is 2 1/2 months after the end of the calendar year which includes the end of the Performance Period. The Company shall deduct from any Bonus, any applicable Federal, state and local income and employment taxes, and any other amounts that the Company is otherwise required to deduct. Any payment attributable to a deceased Participant shall be made to the beneficiary designated in the Company’s qualified 401(k) plan or, if no beneficiary is so designated, to his or her spouse or, if none, to his or her estate.

  (b)  The Committee or, to the extent permitted by applicable law, rule or regulation, the senior executive of a Business Unit (or his or her designee) or other individuals as may be designated by the Committee, may determine that any portion of a Participant’s Bonus for a Performance Period shall be held in a Bonus Bank. Any Bonus held in a Bonus Bank shall become payable, in whole or in part, only upon the satisfaction of objective performance goals identified and established by the Committee for the following Performance Period. If such objective performance goals are met in the following Performance Period, all or a portion of the Bonus held in a Bonus Bank on behalf of such Participant shall be payable under Section 4.6(a), with interest at a risk-free rate as determined by the Committee. If such objective performance goals are not met in the following Performance Period, any Bonus held in a Bonus Bank on behalf of such Participant will be forfeited unless otherwise determined by the Committee in its discretion. This Section 4.6(b) shall apply to any Bonus for calendar year 2008 that is held in a Bonus Bank and is contingent upon satisfaction of the objective performance goals for the Performance Period beginning January 1, 2009.

  (c)  Subject to the Committee’s approval and applicable law, Participants may request that payments of a Bonus be deferred under a deferred compensation arrangement maintained by the Company by making a deferral election prior to or, as permitted, during the Performance Period pursuant to such rules and procedures as the Committee may establish from time to time with respect to such arrangement.

Article 5: Administration

5.1  General Administration and Delegation of Authority. This Plan shall be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish. As permitted by applicable law and the Company, the Committee may delegate any of its duties and authority under the Plan.

5.2  Administrative Rules. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret this Plan and rule on any questions respecting any of its provisions, terms and conditions.

5.3  Committee Members Not Eligible. No member of the Committee shall be eligible to participate in this Plan.

5.4  Committee Members Not Liable. The Committee and each of its members shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial and statistical data in order to determine if the objective performance goals for a Performance Period have been met. Neither the Committee nor any member shall be liable for any action or determination made in good faith with respect to this Plan or any Bonus paid hereunder.

5.5  Decisions Binding. All decisions, actions and interpretations of the Committee concerning this Plan shall be final and binding on Morningstar, Inc. and its Subsidiaries and their respective boards of directors, and on all Participants and other persons claiming rights under this Plan.

Morningstar, Inc. 2009 Proxy Statement   37

Article 6: Amendments; Termination

This Plan may be amended or terminated by the Board or the Committee. All amendments to this Plan, including an amendment to terminate this Plan, shall be in writing. An amendment to this Plan shall not be effective without the prior approval of the shareholders of Morningstar, Inc. if such approval is necessary to qualify Bonuses as performance-based compensation under Section 162(m), or otherwise under Treasury or SEC regulations, the NASDAQ Marketplace Rules or any other applicable exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or the Committee, no amendment to this Plan shall apply to potential Bonuses with respect to a Performance Period that began before the effective date of such amendment.

Article 7: Other Provisions

7.1  Bonuses Not Assignable. No Bonus or any right thereto shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

7.2  Participant’s Rights. The right of any Participant to receive any Bonus granted or allocated to such Participant pursuant to the provisions of this Plan shall be an unsecured claim against the general assets of the Company. This Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Bonus or portion of a Bonus Pool for a Performance Period because of a Participant’s participation in this Plan for any prior Performance Period or employment during such Performance Period. The application of the Plan to one Participant shall not create, nor be construed in any manner as having created, any right by another Participant to similar or uniform treatment under the Plan.

7.3  Termination of Employment. The Company retains the right to terminate the employment of any Participant or other Employee at any time for any reason or no reason, and a Bonus is not, and shall not be construed in any manner to be, a waiver of such right.

7.4  Exclusion from Benefits. Bonuses under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

7.5  Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of Morningstar, Inc.’s business or assets, shall assume Morningstar, Inc.’s liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that Morningstar, Inc. would be required to perform if no such succession had taken place.

7.6  Law Governing Construction. The construction and administration of this Plan and all questions pertaining thereto shall be governed by the laws of the State of Illinois, except to the extent that such law is preempted by Federal law.

7.7  Headings Not a Part Hereto. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Plan, nor shall they affect its meaning, construction or effect.

7.8  Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, this Plan shall continue to operate and, for the purposes of the jurisdiction of the court only, shall be deemed not to include the provision determined to be void.

7.9  Offsets. The Company shall have the right to offset from any Bonus payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).

7.10  Dispute Resolution. Notwithstanding any employee agreement in effect between a Participant and the Company or any Affiliate, if a Participant or Beneficiary brings a claim that relates to benefits under this Plan, regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.),

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such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party describing the facts and claims for each claim. Written notice shall be provided within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint, unless the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.

7.11  Section 409A. All Bonuses paid hereunder, including those held in a Bonus Bank contingent upon satisfaction of performance criteria for a subsequent Performance Period, are intended to be “short-term deferrals” that are exempt from Section 409A of the Code and the applicable regulations and guidance thereunder. The Plan shall be administered and interpreted consistently with such intent.

Morningstar, Inc. 2009 Proxy Statement   39

Morningstar, Inc. 22 West Washington Street Chicago Illinois, 60602

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

22 WEST WASHINGTON STREET CHICAGO, IL 60602

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Morningstar, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Morningstar, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MRNGS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MORNINGSTAR, INC.

A  Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1. Election of Directors

Nominees:	For	Abstain

1a. Joe Mansueto	☐	☐			For	Against	Abstain

1b. Don Phillips	☐	☐	2.	Approval of the Morningstar, Inc. Incentive Plan.	☐	☐	☐

1c. Cheryl Francis	☐	☐

1d. Steve Kaplan	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as Morningstar’s independent registered public accounting firm for 2009.	☐	☐	☐

1e. Bill Lyons	☐	☐

1f. Jack Noonan	☐	☐

1g. Frank Ptak	☐	☐

1h. Paul Sturm	☐	☐

B Non-Voting Items	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name(s) exactly as it appear(s) on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give your full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

Proxy — Morningstar, Inc.

Proxy for Annual Meeting of Shareholders

May 19, 2009

9:00 a.m.

Morningstar, Inc.

22 West Washington Street

Chicago, Illinois 60602

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2009.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Items 1, and 2, and 3 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Scott Cooley and Richard Robbins, or either of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and all adjournments.

(Continued and to be voted on reverse side.)